Exhibit 2.2

EXCHANGE AGREEMENT
(Stock Consideration)

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into effective as of July 14, 2023 (the “Effective Date”), by and among Yorktown Energy Partners VIII, L.P. (the “Participating Member”), and Riley Exploration Group, LLC, a Delaware limited liability company (the “Company”).

RECITALS:

WHEREAS, the Participating Member is the record and beneficial owner of 1,850,000 Units of membership interests of Riley Exploration Group, LLC (the “Exchange Units”);

WHEREAS, pursuant to that certain Amended and Restated Offer to Exchange, dated as of July 11, 2023 (the “Offer to Exchange”), and upon the terms and subject to the conditions set forth therein and herein, the Company has offered to exchange outstanding units of membership interests of the Company for shares of common stock of Riley Exploration Permian, Inc., a Delaware corporation (“REP”), which stock is publicly traded under the symbol REPX, calculated at an exchange rate of 0.58121840 shares of common stock of REP for each Unit (the “Exchange Rate”);

WHEREAS, the Participating Member and the Company each desire to exchange the Exchange Units for 1,075,254 shares of common stock, par value $0.001 per share, of REP held by the Company (the “REP Shares”); and

WHEREAS, the Participating Member and the Company wish to effectuate the exchange of the Exchange Units for the REP Shares upon the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon review of the Offer to Exchange, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

1.1          Definitions.  Capitalized terms used but not defined herein shall have the meanings given such terms in the Amended and Restated Limited Liability Company Agreement of the Company dated December 31, 2020, as amended by that certain Amendment No. 1 dated effective July 25, 2021, that certain Amendment No. 2 dated effective October 13, 2021 and that certain Amendment No. 3 dated effective September 14, 2022 (as may be further amended, the “LLC Agreement”).

ARTICLE II
EXCHANGE OF THE EXCHANGE UNITS

2.1          Exchange of the Exchange Units.  Upon the terms and subject to the conditions of this Agreement and the Offer to Exchange, and for the consideration set forth in this Agreement, the Participating Member hereby irrevocably assigns and transfers to or upon the order of the Company all right, title, entitlement and interest in and to all the Exchange Units, including without limitation all allocations of income and expense, profits, losses and distributions after the Effective Date.

2.2         Consideration; Mutual Release.  In consideration for the Exchange Units, the Company agrees to take all action necessary to transfer the REP Shares to the Member, including, without limitation, (i) transferring or assigning to the Participating Member certain registration rights it has under that certain Second Amended and Restated Registration Rights Agreement dated October 7, 2020, by and among Riley Exploration – Permian, LLC, Riley Exploration Group, Inc., Yorktown Energy Partners XI, L.P., Boomer Petroleum, LLC, Bluescape Riley Exploration Holdings, LLC, Bluescape Riley Acquisition Company LLC and certain other parties thereto (the “Registration Rights Agreement”), as a permitted transferee thereunder, subject to the Participating Member’s agreement to assume in writing responsibility for its portion of the obligations as a “Holder” under the Registration Rights Agreement and compliance with other terms and conditions of the Registration Rights Agreement applicable to such Holder, (ii) providing to REP prompt notice of such transfer or assignment contemplated by clause (i) above, (iii) executing all stock powers and certifications required or requested by the transfer agent and registrar of REP or legal counsel to REP. EXCEPT FOR ANY CLAIM ARISING UNDER THIS AGREEMENT, EACH PARTY (EACH, A “RELEASING PARTY”) HEREBY RELEASES AND FOREVER DISCHARGES THE OTHER PARTY, ITS PRESENT AND FORMER DIRECT OR INDIRECT AFFILIATES AND EACH AND ALL OF THEIR AND THEIR AFFILIATES’ RESPECTIVE EQUITY HOLDERS, MEMBERS, PARTNERS, MANAGERS, EMPLOYEES, DIRECTORS, OFFICERS, REPRESENTATIVES, AGENTS, ADVISORS, SUCCESSORS OR ASSIGNS (EACH, A “RELEASED PARTY”) FROM ANY AND ALL CLAIMS, OBLIGATIONS, DAMAGES, COSTS, COMPENSATION AND LIABILITIES OF ANY KIND OR NATURE WHATSOEVER THAT THE RELEASING PARTY OR ITS SUCCESSORS OR PERMITTED ASSIGNS MAY HAVE NOW OR IN THE FUTURE, KNOWN OR UNKNOWN, LIQUIDATED OR UNLIQUIDATED, DERIVED OR ARISING FROM OR IN CONNECTION WITH THE EXCHANGE UNITS OR THE PARTICIPATING MEMBER HAVING BEEN A MEMBER. EACH RELEASING PARTY COVENANTS NOT TO SUE ANY RELEASED PARTY FOR ANY MATTER OR CLAIM COVERED BY THIS RELEASE.

2.3          Effect of Exchange; Cancellation of Exchange Units. The Participating Member acknowledges and confirms that the exchange of the Exchange Units as contemplated by this Agreement shall constitute a full and complete redemption of the Exchange Units and that, as of the Effective Date, the Participating Member shall have no further interest or claim in the Exchange Units. As of the Effective Date, the Exchange Units shall be automatically cancelled and retired and will cease to exist and be outstanding without any further action by the Company, the Board of Managers or the Members.

2.4         Tax Considerations. No distributions, profits or losses or related income tax allocations related to the Exchange Units for the period after the Effective Date shall be allocated to the Participating Member.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Participating Member as of the date hereof:

(a)         Authorization and Authority. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the valid, legal and binding obligation of the Company and is enforceable against the Company in accordance with the terms hereof. The Company has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(b)       No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with any document, agreement or instrument to which the Company is a party or by which the Company is otherwise bound.

(c)          REP Shares.  The Company has not sold, assigned, transferred, conveyed, pledged or otherwise disposed of or encumbered any of the REP Shares. The Company has exclusive good, valid and indefeasible title to the REP Shares, free and clear of any and all liens, security interests, pledges, restrictions, burdens, options and other encumbrances, other than under any applicable federal or state securities law or regulation (collectively, “Liens”).  Following the assignment and transfer of the REP Shares to the Participating Member as contemplated by this Agreement, the REP Shares shall have been transferred exclusively to the Participating Member, free and clear of all Liens.  The Company acknowledges and agrees that (i) if not assigned and transferred by the Company hereunder, in the future, shares of REP may be sold for a price far in excess of the value of the Exchange Units implied by the Exchange Rate, and (ii) the future values of shares of REP and the Exchange Units are unknown and, no matter the degree of any increase or decrease with respect to either security, the Company wishes to effect the transactions contemplated by this Agreement.

(d)         Neither the Company nor any person who has been or will be paid for its participation in the exchange of the Exchange Units for the REP Shares is qualified as a “bad actor” under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

3.2         Representations and Warranties of the Participating Member. The Participating Member hereby makes the following representations and warranties to the Company as of the date hereof:

(a)          Authorization and Authority. This Agreement has been duly authorized and validly executed and delivered by the Participating Member and constitutes the valid, legal and binding obligation of the Participating Member and is enforceable against the Participating Member in accordance with the terms hereof. The Participating Member has full legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(b)       No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with any document, agreement or instrument to which the Participating Member is a party or by which the Participating Member is otherwise bound.

(c)          Exchange Units.  The Participating Member has not sold, assigned, transferred, conveyed, pledged or otherwise disposed of or encumbered any of the Exchange Units, other than any encumbrance set forth in the LLC Agreement. The Participating Member has exclusive good, valid and indefeasible title to the Exchange Units, free and clear of any and all Liens other than as set forth in the LLC Agreement.  Following the assignment and transfer of the Exchange Units to the Company as contemplated by this Agreement (and immediately prior to the cancellation of the Exchange Units), the Exchange Units shall have been transferred exclusively to the Company, free and clear of all Liens other than as set forth in the LLC Agreement.  The Participating Member acknowledges and agrees that (i) if not exchanged by the Company in connection with the transactions contemplated by the Offer to Exchange, in the future, Units may be sold for a price far in excess of the value of the REP Shares received in exchange therefor as of the Effective Date, and (ii) the future values of the Units and the REP Shares are unknown and, no matter the degree of any increase or decrease in the value of either security, the Participating Member wishes to effect the transactions contemplated by this Agreement.

(d)          Accredited Investor. The Participating Member is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Participating Member has experience in financial or business matters and is capable of evaluating the merits and risks of the investment in the REP Shares received by the Participating Member in the exchange of the Exchange Units.

(e)          Representations, Warranties and Undertakings in Offer to Exchange. The Participating Member hereby affirms all representations, warranties and undertakings in the Offer to Exchange under the heading “Terms of the Offer—Representations, Warranties and Undertakings.”

ARTICLE IV
MISCELLANEOUS

4.1          Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted legal representatives, successors, and permitted assigns.

4.2          Amendment. This Agreement may be modified or amended only by a writing duly executed by each party hereto affected by such modification or amendment.

4.3          Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

4.4          No Third-Party Beneficiary. Other than the Released Parties, who are explicitly intended to be third party beneficiaries of Section 2.2, the terms and provisions of this Agreement are intended solely for the benefit of the Participating Member and the Company, and their respective successors and permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

4.5          Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the parties hereto in respect of the subject matter hereof.

4.6         Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof.

4.7         Further Assurances. Each party hereto shall execute and deliver all such further and additional instruments and agreements and shall take such further and additional actions, as may be reasonably requested by the other party in order to evidence or carry out the provisions of this Agreement or to consummate the transactions contemplated hereby.

4.8         Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns. No party to this Agreement may assign this Agreement without the prior written consent of the other party.

4.10         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles that would require the application of the laws of another jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

COMPANY:

RILEY EXPLORATION GROUP, LLC

By:	/s/ Corey N. Riley
Corey N. Riley,
President

Exchange Agreement
Signature Page

PARTICIPATING MEMBER:

YORKTOWN ENERGY PARTNERS VIII, L.P.

By: Yorktown VIII Company LP, its general partner

By: Yorktown VIII Associates LLC, its general partner

By:/s/ Robert A. Signorino
Name: Robert A. Signorino
Title: Managing Member

Exchange Agreement
Signature Page